EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 0001145549-04-001326) of GigaMedia Limited of our report dated May 26, 2005, except as to the change in presentation basis for the discontinued operation as described in Note 1, which is as of December 9, 2005 relating to the financial statements as of December 31, 2003 and 2004 and for the years then ended, which appears in this Form 20-F/A. We also consent to the reference to us under the heading of “Principal Accountant Fees and Services” and “Controls and Procedures” in such Registration Statement.

/s/ PricewaterhouseCoopers

Taipei, Taiwan

December 8, 2006